SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2011

SCOTT’S LIQUID GOLD-INC.

(Exact name of Registrant as specified in its charter)

Colorado	001-13458	84-0920811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver, CO	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (303) 373-4860

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Following are prepared remarks by the Company’s Chief Executive Officer and President to the attendees of the Company’s Annual Meeting of Shareholders.

2011 has been and will continue to be a year of introspection for our Company. While we are glad to have had a profitable first quarter, we believe we can do better – even in this economy. We are in the process of taking a hard look at our internal organization, processes for acquiring or developing strategic new products, advertising opportunities, and our relationships with customers, end-users, suppliers and strategic partners. We also continue to explore ways to reduce costs, efficiently use our assets, including our manufacturing and real estate assets, and negotiate the most advantageous borrowing terms available to us from our lenders. To assist us in this process, we have engaged a national business advisory firm, LGK Advisors. Our goal is to emerge from this self-examination with a refined corporate vision and fully developed strategy for pursuing this vision with an operationally, financially, and organizationally stronger Company.

We have been mindful of the continuing developments at the Securities and Exchange Commission in the wake of the Dodd-Frank Act, including the renewed focus on matters relating to director independence, shareholder rights and executive compensation. While many of these reforms do not apply to unlisted, smaller reporting companies like Scott’s Liquid Gold, we still evaluate such requirements to determine whether they would make sense, financial or otherwise, for the Company to adopt voluntarily. As is recognized by the SEC and the Stock Exchanges, it is important for a small public company like Scott’s Liquid Gold to, among other things, balance the costs of compensating additional independent directors or engaging third-party consultants, for instance, against the benefits the Company believes will result from such measures. Like other smaller companies, we do not have cash or manpower to spare.

We have also heard from a few of our significant shareholders this year. I have personally had discussions with these shareholders and value this feedback, even if we do not always agree on the best path to financial success.

In light of the evolving corporate governance landscape and opinions expressed by some of our significant shareholders, we decided it is in the best interests of our Company and its shareholders to: (1) add an independent board member, which will result in our having a majority of independent Board members; and (2) engage a third-party compensation consultant, the Harlon Group, to assist us in examining our current compensation policy and structure. Both a robust director interview process and professional compensation analysis are well underway. The increase in shares available under our 2005 Incentive Plan will allow us the flexibility to implement a more incentive and performance-based compensation structure. We look forward to updating you regarding the addition of an independent director and changes to our compensation policy.

I also wanted to share a few operational highlights. Our first quarter profit of $125,000 and our 7.5% sales increase reflect many of the initiatives we have worked on over the last several years. In particular, over the last 3 years, we reduced G&A by almost $600,000, reduced interest expense by $50,000 and leased 1.5 floors in our office building.

During the last 3 years we have also successfully re-engaged several of our largest customers on certain brands, introduced new line extensions and more effectively managed our inventory.

We continue to face the challenges of the US economy and the challenges relating to the decline of the household product category since fall 2010 and specifically the decline of Scott’s Liquid Gold Wood Cleaner and Preservative in the first quarter.

We continue to tackle these challenges with our objective of increasing shareholder value. Thank you for your participation in our Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTT’S LIQUID GOLD-INC.
(Registrant)

Date: May 18, 2011	/s/ Brian L. Boberick
By: Brian L. Boberick
Chief Financial Officer and
Treasurer